Exhibit 10.6

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

THE PLANET

Master Services Agreement

This Master Services Agreement (“MSA”) is entered into by ThePlanet.com Internet Services, Inc., a Delaware corporation (“Planet”) and the below-signed customer (“Customer”), a Florida limited liability company, on the date Customer signs the MSA (“Effective Date”). The term “Agreement” shall refer to the following agreements (including any amendments thereto) between Planet and Customer: the MSA, the Service Exhibit attached hereto, any applicable server order forms, Planet’s Acceptable Use Policy (posted on www.theplanet.com, the “AUP”), and any applicable Planet service level agreement agreed to by the parties hereto,

1. Services. Planet agrees to provide the hosting and network services as provided for in, and subject to the terms of, the Agreement (“Services’’) beginning on the date that Planet submits to Customer access codes to use the Services or when otherwise provided for in the Service Exhibit attached hereto (“Commencement Date”). Planet may perform additional technical, supplemental, or professional services for Customer at either Planet’s published pricing rates or at rates mutually agreed to between Customer and Planet. Also, Planet may perform remedial services as provided for in the AUP at the pricing set forth therein and without obtaining Customer’s consent In advance.

With respect to each hosted server for which Services are provided to Customer by Planet and which is specifically identified by a unique IP address and hardware code identifier used internally by Planet (a “Server”), Planet will not engage in any price increases with respect to any Server during the first [**] months after the Effective Date of this MSA and will be entitled to engage in price increases of the original price of such Server provided that same do not exceed [**]% of the original price during any [**] month period, and further do not exceed on a cumulative basis [**]% of the original price over the entire time period during which Services are provided to Customer for such Server. Such price protection will apply with respect to each Server on an individual basis.

2. Payment. Customer agrees to pay the charges in US dollars for the Services, and for any additional services described herein, as set forth in the Agreement (collectively, “Charges”). Except as otherwise provided for herein, Charges shall be invoiced to Customer in advance (but may include any applicable pro-rated amounts for incomplete months of Service provision) and shall be due and payable upon receipt. Any additional one-time charges, including early cancellation charges, accrued interest, late fees, service reinstatement fees, and any usage-based charges (e.g., Internet access) shall be invoiced in arrears and appear on either regular monthly invoices or separate invoices. Customer also shall pay to Planet all expenses incurred by Planet in exercising any of its rights under this Agreement or applicable law with respect to the collection of a Payment Default, including attorneys’ fees, court costs, and collection agency fees. Planet may charge interest on any invoice amounts that are overdue by more than [**] days at the lesser of (a) [**]% per month or (b) the maximum non-usurious rate under applicable law. Customer shall be deemed to have accepted as conclusively accurate any invoice that it has not disputed in a writing delivered to Planet within [**] months of the invoice date. In the event that this Agreement is terminated by Planet for any reason constituting “Planet Termination” (as that term is defined below) or by Customer for any reason other than “Customer Termination” (as that term is defined below), all Charges under the Agreement, including all remaining monthly fees due for the remaining portion of the Initial Term and any applicable Renewal Period, are immediately due and payable.

3. Term and Termination. As long as Customer has never ordered in any month during the Initial Term or any Renewal Period (as defined herein) less than the Minimum Monthly Charges (as that term is defined in the Service Exhibit attached hereto), the initial term (“Initial Term”) of the Agreement shall be two (2) years, commencing on the Commencement Date. Unless the Agreement is earlier terminated, as provided for herein, and as long as Customer has never ordered in any month during the Initial Term or any Renewal Period less than the Minimum Monthly Charges, the Initial Term shall automatically renew for successive terms of ninety (90) days (each, a “Renewal Period”). Either party may terminate this Agreement for any reason by delivering to the other party a written notice of non-renewal thirty (30) days prior to the termination of the Initial Term or any active Renewal Period.

Notwithstanding the foregoing, Planet may immediately terminate this Agreement at any time, and without liability, upon the occurrence of any of the following (“Planet Termination”): (i) Customer’s failure to pay any overdue invoice amount upon written or email notice by Planet or (ii) Customer’s material breach or violation of any provision of the Agreement that is not cured within [**] days of Customer’s receipt of written notice from Planet referencing such breach or violation; (iii) Customer ceasing to do business in the normal course, becoming or being declared insolvent or bankrupt, being the subject of any proceeding relating to liquidation or insolvency which is not dismissed within ninety (90) calendar days, or making an assignment for the benefit of its creditors; (iv) Customer’s failure to cure any violation of the AUP within a reasonable amount of time; or (v) Planet determines in its sole discretion that Customer is continues to host content, despite being given a reasonable amount of time by Planet to remove such content, that may subject Planet to legal liability (in which case, Planet may also modify the Service to

THE PLANET MASTER SERVICES AGREEMENT – Page 1	Customer initials /s/ BO
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avoid such liability).

Customer may terminate this Agreement with respect to all, and not less than all, of the Services without liability (except for Charges due through the effective date of such termination) upon the occurrence of a material breach by Planet of its obligations to provide the Services according to the terms of the Agreement that is not cured within [**] business days after written notice from Customer describing the such breach in detail is received by Planet (“Customer Termination”). In the event of a Customer Termination, Customer shall pay (i) any outstanding installation Charges, (ii) a pro-rated Charge based on the number of days Planet provided Services prior to the date of Customer Termination, and (iii) if the Services include software for which Planet does not then provide general customer support, Customer shall pay to Planet an amount equal to Planet’s cost of such software for the entire Initial Term and any applicable Renewal Periods. If Customer terminates this Agreement for any reason other than a Customer Termination, Customer shall pay to Planet an amount equal to all unpaid Charges for the remainder of the then current term of this Agreement.

Upon termination of this Agreement, Planet and Customer shall have no obligations to each other, except as provided for in this Agreement. Upon termination of this Agreement, Customer shall (i) pay all Charges and other amounts due and owing to Planet, (ii) remove from Planet’s premises all property owned by Customer, and (iii) return to Planet all software, access keys, and any other property provided to Customer by Planet under this Agreement. Any property of Customer not removed from Planet’s premises within [**] days after such termination shall become the property of Planet, which may, among other things, dispose of such property without the payment of any compensation to Customer. The rights and obligations of both parties, which by their nature would continue beyond the termination of this Agreement (including, those relating to confidentiality, payment of outstanding Charges, limitations of liability and indemnification), shall survive such termination.

Notwithstanding the foregoing, as long as Customer has never ordered in any month during the Initial Term or any Renewal Period less than the Minimum Monthly Charges, in the event that Planet permanently terminates and deactivates the Services or any portion thereof in a manner, and for a reason, that is not permitted under this Agreement or the AUP and without providing sufficient notice as required herein (“Wrongful Termination”), Customer shall be entitled to receive a dollar amount equal to: (1) in the event of the termination or deactivation of all the Services, the full amount of fees paid by Customer to Planet during the then-current term of the Agreement or (2) in the event of the termination or deactivation of a portion of the Services, the percentage of the full amount of fees paid by Customer to Planet during the then-current term of the Agreement that corresponds to the percentage of the Services terminated or deactivated relative to the total Services in effect immediately before the termination or deactivation, with the payment in either of the foregoing scenarios to be less any and all amounts owing to Planet by Customer as of the date the Wrongful Termination, as liquidated damages. The “current term” of the Agreement for this purpose shall be the period commencing on the Effective Date and ending on the date of termination or deactivation, which latter date may fall within the Initial Term or a Renewal Period. The sum is agreed upon as liquidated damages and not as a penalty. The parties hereto have computed, estimated, and agreed upon the sum as an attempt to make a reasonable forecast of probable actual loss because of the difficulty of estimating with exactness the damages which will result. These liquidated damages are Customer’s exclusive remedy against Planet for any damages whatsoever to Customer arising out of or related to a Wrongful Termination. No claim for such liquidated damages may be asserted by Customer against Planet more than [**] months following the date of termination or deactivation.

5. Indemnification. Customer agrees to indemnify and hold harmless Planet and the directors, officers, employees, and agents of Planet (each an “Indemnified Party”) against any losses, claims, damages, liabilities, penalties, actions, proceedings, judgments, or any and all costs thereof (collectively, “Losses”) to which an Indemnified Party may become subject and which Losses arise out of, or relate to the Agreement or Customer’s use of the Services, and will reimburse an Indemnified Party for all legal and other expenses, including reasonable attorneys’ fees incurred by such Indemnified Party, in connection with investigating, defending, or settling any Loss, whether or not in connection with pending or threatened litigation in which such Indemnified Party is a party.

6. Disclaimers: Limitation on Company Liability.

PLANET SHALL NOT BE LIABLE FOR (i) ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFITS OR LOSS OF REVENUE RESULTING FROM THE USE OF THE SERVICES AND PRODUCTS BY CUSTOMER OR ANY THIRD PARTIES OR (ii) ANY LOSS OF DATA RESULTING FROM DELAYS, NONDELIVERIES, MISDELIVERIES OR SERVICE INTERRUPTIONS

PLANET PROVIDES THE SERVICES AND PRODUCTS “AS IS,” WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED AND DISCLAIMS ALL IMPLIED WARRANTIES. INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

CUSTOMER SHALL BE SOLELY RESPONSIBLE FOR THE SELECTION, USE AND SUITABILITY OF THE SERVICES AND PRODUCTS AND PLANET SHALL HAVE NO LIABILITY THEREFORE.

Except as otherwise expressly provided for in this MSA, the exclusive remedy against Planet for any damages whatsoever to

THE PLANET MASTER SERVICES AGREEMENT – Page 2	Customer initials /s/ BO
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Customer arising out of or related to this Agreement shall be the refund of the fees actually paid by Customer to Planet with respect to the then-current term of this Agreement. No claim may be asserted by Customer against Planet more than [**] years following the date of the event that underlies any such claim.

7. Miscellaneous Terms.

Notices. Unless otherwise specified herein, all notices, requests and other communications hereunder shall be sufficiently given if in writing and delivered personally or sent by facsimile transmission, internationally recognized overnight courier, or registered or certified mail (return receipt requested) to the address or facsimile number of Customer listed in the Company’s records or Company as set forth below. Such notices or other communications shall be deemed to have been given (a) on the date delivered (if delivered personally), (b) on the date that return confirmation is received (if sent by facsimile), (c) on the business day after being sent by an internationally recognized overnight air courier, or (c) five days after being sent (if sent by registered or certified mail).

THE PLANET, 1333 Stemmons Freeway, Suite 110, Dallas, Texas 75207, Attention Accounting Manager, Facsimile Number [**].

Governing Law, Jurisdiction, Venue. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the state of Texas, without reference to conflicts of laws principles and excluding any application of the United Nations Convention on the International Sale of Goods. The exclusive venue for all disputes arising out of the Agreement shall be Dallas County, Texas. In any proceeding to enforce, interpret, or challenge the enforceability of this Agreement, the prevailing party in such suit, action, or proceeding shall be entitled to its reasonable attorneys’ fees, court costs, and all other costs of litigation through all authorized appeals.

Waiver. It is agreed that no waiver by any party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

Amendment. No modifications or amendments to this Agreement shall be binding on the Parties unless executed in writing and signed by the party to be bound by such instrument.

Severability. If one or more of the provisions contained in this Agreement are found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected.

Counterparts. This Agreement may be executed in counterparts, each of which (and photocopies and facsimiles thereof) shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses on account of failure of performance by the defaulting party if the failure is occasioned by any occurrence or contingency beyond its reasonable control, including war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming party.

Planet’s Use of Customer’s Name. Customer agrees that Planet may publicly disclose that Planet is providing services to Customer and may include Customer’s name in any promotional materials, such as press releases or Planet’s web site. Neither party may publicly use the other party’s logo or other trade or service mark without that party’s written consent.

Non-Solicitation. Customer agrees that it shall not solicit for employment with Customer (or with any other party) any Planet employee with whom Customer has had direct contact in connection with this Agreement during the term of this Agreement and for [**] months following termination of this Agreement.

Ownership. Planet shall own all intellectual property that it may develop in the course of performing the Services. Each party to this Agreement retains exclusive ownership and rights in its trade secrets, inventions, copyrights, and other intellectual property. Upon termination of the Agreement, Customer agrees to promptly release any Internet protocol numbers, addresses, or address blocks assigned to Customer in connection with the Services.

Survival. Sections 2, 5, 6, these miscellaneous provisions, and any other provisions that survive by their nature shall survive the expiration or termination of this Agreement for any reason.

Third-Party Beneficiaries. There shall be no third party beneficiaries to the Agreement, including customers, employees, agents, or insurers.

Assignment. This Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and permitted and assigns. This Agreement shall not be assignable by Customer without Planet’s prior written consent. Planet may assign the

THE PLANET MASTER SERVICES AGREEMENT – Page 3	Customer initials /s/ BO
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Agreement in whole or in part. This Agreement shall be binding upon and accrue to the benefit or any permitted assignee, and any such assignee shall agree to perform the obligations of the assignor.

Customer:	Company:
HostGator.com LLC	ThePlanet.com Internet Services, Inc
[**]	1333 Stemmons Fwy., Suite 110
[**]	Dallas, Texas 75207
[**]	[**]

By:	/s/ Brent Oxley	By:	/s/ illegible

Printed Name:	Brent Oxley	Title:	Secretary & General Counsel

Title:	Owner	Date:	7/6/06

Date:	6/26/06

THE PLANET MASTER SERVICES AGREEMENT – Page 4	Customer initials /s/ BO
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Service Exhibit

Customer Name: HostGator.com LLC

Services Ordered:

Initial Service Term:

As used in the MSA, the term “Minimum Monthly Charges” shall mean at least $[**] per month in Services ordered by Customer, inclusive of those Services provided by Planet to Customer immediately before the execution of this Agreement.

Price Schedule:

Customer initials:	/s/ BO
HostGator.com LLC by Brent Oxley as President

Date:	6/26/06

THE PLANET MASTER SERVICES AGREEMENT – Page 5	Customer initials /s/ BO
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AMENDMENT TO

THE MASTER SERVICES AGREEMENT

This Amendment (this “Amendment”) to the Master Services Agreement (as defined below) is entered into on November 9, 2012 (the “Execution Date”) by and between SoftLayer Technologies, Inc. (f/k/a ThePlanet.com Internet Services, Inc., and referred to herein as “SoftLayer”) and HostGator.com LLC (the “Customer”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Master Services Agreement that was entered into by and between SoftLayer and the Customer with an Effective Date (as defined in the Master Services Agreement) of June 26, 2006 (the “Master Services Agreement”).

1. This Amendment shall be effective as of September 7, 2012 (the “Amendment Effective Date”) and shall continue until June 6, 2014 (the “Amendment Expiration Date”) and the term of this Amendment shall constitute a Renewal Period (as such term is defined in the Master Services Agreement). The first paragraph of Section 3. Term and Termination of the Master Services Agreement shall be of no further force or effect from and after the Amendment Effective Date, and the term of the Master Services Agreement shall expire concurrently with the Amendment Expiration Date with neither party having any renewal rights or any obligation to give a notice of non-renewal.

2. Notwithstanding anything to the contrary in the Master Services Agreement, the Master Services Agreement is hereby amended by SoftLayer and the Customer as follows:

a. As of the Amendment Effective Date until the Amendment Expiration Date (the “Amendment Effective Period”), the price charged for each Server that SoftLayer has designated prior to November 5, 2012 to service the Customer shall be an amount equal to the following (the “New Pricing”): (i) the price charged per Server under the August 2012 invoice (“Prior Per Server Price”) plus (ii) [**]% of the Prior Per Server Price.

b. The price charged for each new Server that is designated by SoftLayer between November 5, 2012 and December 31, 2012 to service the Customer shall be equal to the New Pricing.

c. The price charged for each new Server that is designated by SoftLayer between January 1, 2013 and the Amendment Expiration Date to service the Customer shall be an amount equal to (i) the New Pricing plus (ii) [**]% of the New Pricing.

d. Any Servers then in service or designated to service the Customer by SoftLayer after the Amendment Expiration Date shall be based on pricing and other terms agreed upon by SoftLayer and the Customer.

e. Notwithstanding anything in the Master Services Agreement to the contrary, the prices for Servers during the Amendment Effective Period are set forth in Paragraphs 2.a., 2.b. and 2.c. above and SoftLayer may not engage in any price increases with respect to any Server beyond such prices during the Amendment Effective Period.

f. The Customer shall have the right to cancel Servers at any time, without payment of a premium or penalty. Upon any cancellation of a Server by the Customer, the Customer shall have no obligation to make any payments to SoftLayer for such Server other than any amounts owing for service prior to the date of cancellation of the Server.

g. The Customer shall not (i) have any obligation to maintain any number of Servers at any time or (ii) be responsible for any minimum amount of charges, including the “Minimum Monthly Charges” referred to in the Service Exhibit of the Master Services Agreement.

h. During the Amendment Effective Period plus eighteen months after the Amendment Expiration Date, neither party shall knowingly or willfully make false, misleading or disparaging statements about the other party to any third party, including, without limitation, any such statement about any of such other party’s or its affiliates services, operations, officers, members, managers, partners, employees, agents or contract counterparties. Nothing in this paragraph shall be construed to limit the ability of either party to make such statements to its affiliates, advisors, officers, members, managers, partners employees, agents, a court or other governmental entity made (i) for the purpose of enforcing its rights under the Master Services Agreement or this Amendment in a legal proceeding or dispute resolution proceeding, or (ii) pursuant to valid legal process, including, but not limited to, a subpoena, interrogatories, court order or government investigation.

i. SoftLayer shall provide Services to the Customer during the term of the Amendment Effective Period at the same service levels as SoftLayer provides such services to Customer immediately prior to the Amendment Effective Date.

j. Effective on the Execution Date, SoftLayer hereby rescinds the Notice of Non-Renewal, dated October 31, 2012, that SoftLayer delivered to Customer and such Notice of Non-Renewal shall be deemed null and void ab initio and shall be treated for all purposes as if such Notice of Non-Renewal was never delivered by SoftLayer.

k. Subject to the Force Majeure provisions of the Master Services Agreement, SoftLayer shall not take any action that is disruptive to a migration from Servers at SoftLayer and SoftLayer shall dedicate one technical account manager to service the Customer’s account and to facilitate Customer’s migration from Servers at SoftLayer.

l. Notwithstanding anything in the Master Services Agreement or this Amendment to the contrary: (i) during the Amendment Effective Period, in the event of a Wrongful Termination by SoftLayer of the Master Services Agreement, Customer shall not be entitled to recover liquidated damages pursuant to the fifth paragraph in Section 3 of the Master Services Agreement and (ii) Customer shall have the right to seek damages (including Customer’s reasonably foreseeable incidental, special or consequential damages or lost profits or lost revenues, including as a result of any loss of data resulting from delays, nondeliveries, misdeliveries or service interruptions) arising out of, relating to or resulting from such Wrongful Termination by SoftLayer of the Master Services Agreement in an amount up to the amount of liquidated damages Customer would have been entitled to pursuant to the fifth paragraph in Section 3 of the Master Services Agreement. SoftLayer and the Customer further agree that the following sentences in the fifth paragraph in Section 3 of the Master Services Agreement are hereby deleted: “The sum is agreed upon as liquidated damages and not as a penalty. The parties hereto have computed, estimated, and agreed upon the sum as an attempt to make a reasonable forecast of probable actual loss because of the difficulty of estimating with exactness the damages which will result. These liquidated damages are Customer’s exclusive remedy against Planet for any damages whatsoever to Customer arising out of or related to a Wrongful Termination.”

m. No later than the close of business on November 13, 2012, the Customer shall make payment to SoftLayer of $[**] (which represents the aggregate amounts specified in the September 2012 and October 2012 invoices previously delivered by SoftLayer to the Customer) by wire transfer of immediately available funds in accordance with the wiring instructions set forth on Exhibit A hereto.

n. Notwithstanding anything to the contrary in the Master Services Agreement or this Amendment, the parties hereto agree that irreparable damage (for which money damages, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of the Master Services Agreement (as amended by this Amendment) were not performed in accordance with their specific terms. It is accordingly agreed that any non-breaching party shall be entitled to specific performance of the terms hereof, in addition to any other remedy under the Master Services Agreement (as amended by this Amendment) or otherwise at law or in equity.

3. Effective on the Execution Date, each reference to “this Agreement,” “the Agreement,” “this MSA,” “the MSA,” “hereunder,” “hereof,” or other words of like import in the Master Services

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Agreement, this Amendment and in the other documents entered into in connection with the Master Services Agreement shall mean and be a reference to the Master Services Agreement as amended hereby. Except as specifically amended by this Amendment, the Master Services Agreement shall remain in full force and effect and is hereby ratified and confirmed.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. This Amendment is governed by and shall be construed in accordance with the law of the State of Texas without regard to the principles of conflict of laws thereof.

[signatures to follow]

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IN WITNESS WHEREOF, the undersigned have duly executed this Amendment on the Execution Date.

SoftLayer Technologies, Inc.		HostGator.com LLC

By:	/s/ Lance Crosby	By:	/s/ David C. Bryson
Name:	Lance Crosby	Name:	David C. Bryson
Its:	Chief Executive Officer	Its:	EVP & General Counsel

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EXHIBIT A

Wiring Instructions

[**]

ABA/Routing:	[**]
SWIFT Number:	[**]
Customer Name:	[**]
Account Number:	[**]

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